EX-10 5 kangexecutedexhibit.htm

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 26th Day of April 2006 by and between Kwong Keung Dcrek Kang ("Seller") and Asia Document Transition, Inc. (a Nevada Corporation), a wholly owned subsidiary of Cell Source Research, Inc. ("Purchaser");

WHEREAS, the Seller is the record owner and holder of one shares of the capital stock of Vast Opportunity Limited, ("Corporation"), a Hong Kong Incorporated Limited Company, and

WHEREAS, the Purchaser desires to purchase said one share of stock and the Seller desires to sell said one share of stock, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby  agreed as follows:

1.   PURCHASE AND SALE:   Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, Transfer, and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller the Corporation's Stock in consideration of the purchase price set forth in this Agreement, The closing of the transactions contemplated by this Agreement ("Closing"), shall be held at 7th Floor, New York House. 60 Connaught Road, Central, Hong Kong on April 26,2006 or such other place, date and time as the parties hereto may otherwise agree.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE:   The total consideration and method of payment thereof are fully  set  out  in '"Attachment A" attached hereto and made a part hereof.

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER:    Purchaser

hereby warrants and represents:

(a) Organization and Standing.   Cell Source Research. Inc. ('CSRI"), the parent of Purchaser,   is a non trading public company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted,

(b) Capital Structure, CSRI is currently comprised of 304 beneficial owners.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER:    Seller and Purchaser hereby represent and warrant that there has been no act  or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby,

5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE:

(a) The Purchaser shall be current and paid in full on nil tax obligations and current with all regulatory filings, and the Seller shall be able to produce a current Certificate of Good Standing from the Purchaser's State of Incorporation prior to closing.

(b) The Purchaser shall have liabilities both current and long term amounting to less than $I 00, and the Corporation shall not be party to any Agreement or agreements, which collectively would serve to obligate the Purchaser: in excess of $100.

{c) The current management and Board of Directors of the Purchaser shall agree to resign, such resignation to be effective upon the Closing of this Agreement, and the following person shall have been appointed sole Director, President, Secretary and Treasurer: Bernard Chan

6.  GENERAL PROVISIONS;

(a) Entire Agreement, This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof,

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by. construed and enforced in accordance with the laws of  Hong Kong Special Administrative Region.   In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written,

Signed Sealed and delivered

/s/David Koos
David Koos	Date: April 26, 2006
President and Sole Director
Asia Document Transition, Inc.

/s/Kwong Dcrek Kang
Kwong Dcrek Kang	Date: April 26, 2006

ATTACHMENT "A11

AMOUNT AND PAYMENT OF PURCHASE PRICE

Consideration: As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Purchaser shall Issue at the Closing at the order of Seller the following number of the common shares of the Purchaser ("Payment Shares'"):

CHAN, Kwong Chung Bernard	18,850,000
KANG, Kwok Keung Derek	1,200,000
HO, Wing Hung Benny	1,100,000
YIM,Sheung Wai	1,200,000
WONG, Tak Kee	1,150,000
WU, Wai Hon Ken	1,000,000

Immediately subsequent to the issuance of the Payment Shares, purchaser shall have no more  than 25,000,000 common shares outstanding and no preferred shares outstanding.